Birner Dental Management Services, Inc. Appoints Burt Rubin To The Board Of Directors

Mr. Rubin is currently VP of Operations and Business Development for Great Expressions Dental Centers

DENVER, July 16, 2018 /PRNewswire/ -- Birner Dental Management Services, Inc. (OTCQX: BDMS), business services provider of PERFECT TEETH® dental practices, announced today that it has appointed Burt Rubin to the Board of Directors. Dr. Paul Valuck has tendered his resignation from the Board of Directors contemporaneous with Mr. Rubin's appointment. The Board thanks Dr. Valuck for his service.

Background of Burt Rubin

Burt Rubin has 22 years of experience in the Dental Service Organization (DSO) industry. Since 2012, he has served as the Vice President of Operations and Business Development for Great Expressions Dental Centers, one of the largest DSOs in the country, where he manages the operations of approximately 40 dental practices in New York, New Jersey, Connecticut and Massachusetts. Prior to this role, Mr. Rubin co-founded Exceldent Dental, a 25 office DSO, in 1996 and served as its Chief Operating Officer until Exceldent was sold to Great Expressions Dental Centers in 2012. At Exceldent, Mr. Rubin developed financial management and control systems, negotiated practice acquisitions and designed compensation and retention programs that fostered a strong corporate culture. Prior to co-founding Exceldent, Mr. Rubin held various senior level management positions at Landstar System, Inc., a transportation services company, and EnviroSource, Inc., an industrial services company. Prior to that, he was the President of Chiquita Brands' Worldwide Packaged Foods Division, the Vice President of Corporate Planning and Development at United Brands, a Group Manager at PepsiCo, Inc. and Director of Financial Planning at Seagram Company Ltd. Mr. Rubin holds an MBA from the Stern School of Business at New York University.

Forward-Looking Statements

Certain of the matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include statements regarding the Company's prospects and performance in future periods, including improvement in operating results and dentist hiring, the amount of bank debt, compliance with debt covenants, performance of de novo offices, the payment or nonpayment of dividends, dentist count, dentist turnover and recruitment, dentist productivity, new patient visits and patient flow and the impact of certain shareholder matters. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These and other risks and uncertainties are set forth in the reports filed by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2017. The Company disclaims any obligation to update these forward-looking statements.

For Further Information Contact:
Birner Dental Management Services, Inc.
Dennis Genty
Chief Financial Officer
(303) 691-0680